UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2012

CEVA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-49842 (Commission File Number)	77-0556376 (I.R.S. Employer Identification No.)

1943 Landing Drive, Mountain View, CA (Address of Principal Executive Offices)	94043 (Zip Code)

650/417 7900

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

2012 Executive Bonus Plan

On January 31, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of CEVA, Inc. (the “Company”) approved a 2012 Executive Bonus Plan (the “Executive Plan”), effective as of January 1, 2012, applicable for Gideon Wertheizer, the Company’s Chief Executive Officer, and Yaniv Arieli, the Company’s Chief Financial Officer.

The following is a description of the Executive Plan provided pursuant to Paragraph 10(iii) to Item 601 of Regulation S-K, which requires a written description of a compensatory plan when there is no formal document containing the compensation information. In accordance with the Executive Plan, fifty percent of the cash bonus payable to each of Messrs. Wertheizer and Arieli will be determined based upon the Company’s achievement of financial performance, consisting of annual revenue and operating income targets based on the Company’s 2012 annual budget approved by the Company’s Board of Directors; provided, however, the Committee, with approval from the Company’s Board of Directors, has the discretion to (i) award all or a portion of such fifty percent of the cash bonus whether or not the financial performance is achieved, (ii) not award such fifty percent of the cash bonus or only a portion thereof notwithstanding the achievement of the financial performance or (iii) otherwise make adjustments to the metrics for awarding such fifty percent of the cash bonus, in each case if circumstances not in the ordinary course of business and unforeseen at the time of the establishment of the Executive Plan occur during 2012 and the Committee, with approval from the Company’s Board of Directors, determines such circumstances are appropriate for the Committee to adjust the payment of such fifty percent of the cash bonus under the Executive Plan. The components for determining whether or not the financial performance is achieved under the Executive Plan remain the same as the 2011 Executive Bonus Plan for Messrs. Wertheizer and Arieli. The other fifty percent of the cash bonus payable under the Executive Plan will be determined based upon individual performance. The individual performance factors will be determined by the Committee, in its sole discretion, taking into account such tangible and intangible individual performance factors as it considers appropriate, including the executive officer’s relative contribution to the Company’s performance during fiscal 2012. The Committee’s determination as to whether individual performance goals have been met may be subjective in nature. The bonus payable to each of Messrs. Wertheizer and Arieli under the Executive Plan is capped at seventy-five percent and fifty percent, respectively, of each of their base salaries for 2012. Payment of bonuses (if any) will be made in 2013. Bonuses will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

Due to their strategic significance, the Company believes that the disclosure of the 2012 annual revenue target and operating income target under the Executive Plan would cause competitive harm to the Company and therefore are not disclosed.

2012 Incentive Plan for Issachar Ohana

On January 31, 2012, the Committee also approved a 2012 Incentive Plan (the “Ohana 2012 Plan”) for Issachar Ohana, the Company’s Executive Vice President, Worldwide Sales, effective as of January 1, 2012.

In accordance with the Ohana 2012 Plan, which is substantially similar to Mr. Ohana’s 2011 Incentive Plan, his bonus is based on a formula using a specified 2012 annual revenue target multiplied by a specified commission rate. A commission multiplier of 1.0 is applied to the commission rate based on 0% to 100% achievement of the 2012 annual revenue target. A commission multiplier of 1.5 is applied to the commission rate based on the achievement of the 2012 annual revenue target beyond 100%. The 2012 annual revenue target is based on the Company’s internal 2012 budget approved by its Board of Directors. Mr. Ohana’s bonus based on the achievement of the 2012 annual revenue target is capped at $115,000. In addition, Mr. Ohana is eligible to receive an additional quarterly bonus of $5,000 each if specified quarterly revenue targets based on the 2012 annual revenue target are achieved. Furthermore, Mr. Ohana is eligible to receive an additional bonus of $5,000 each time he successfully executes a license agreement with a specified strategic customer that exceeds one million dollars (not including prepaid royalties). The 2012 strategic account bonus is capped at $20,000 if the Company fails to achieve the 2012 annual revenue target but Mr. Ohana would not be subject to any cap if the 2012 annual revenue target is achieved. The commission-based bonus is payable quarterly based on the criteria discussed above and is subject to payroll taxes and tax withholdings.

Due to their strategic significance, the Company believes that the disclosure of the 2012 annual revenue target, quarterly revenue targets, commission rate and information relating to the strategic customer accounts under the Ohana 2012 Plan would cause competitive harm to the Company and therefore are not disclosed.

The foregoing description of the Ohana 2012 Plan is qualified in its entirety by reference to the complete text of the plan which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1    2012 Incentive Plan for Issachar Ohana, EVP Worldwide Sales (portions of this exhibit is redacted).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEVA, INC.

Date: February 3, 2012	By:	/s/ Yaniv Arieli
Yaniv Arieli
Chief Financial Officer

4